CleanSpark Acquires Additional S19-Pro Bitcoin Mining Rigs to Further Enhance Energy Initiative

Fleet Upgrade Expected to Improve Replaced Bitcoin Mining Rig Efficiency by More Than 37%

SALT LAKE CITY, UT, May 13, 2021 – CleanSpark, Inc. (Nasdaq: CLSK)(“CleanSpark” or “the Company”), a diversified energy services and Bitcoin mining company, focused on solving modern energy challenges, today announced the purchase of 2,400 additional S19-Pro rigs for delivery in the coming month to increase the overall hashrate efficiency of its mining fleet. The replacement of older-generation equipment is a strategic step in the Company’s efforts to maximize energy efficiency in conjunction with its ESG focused approach to Bitcoin mining.

The new miners will be deployed immediately upon arrival at the Company’s Bitcoin mining facilities outside of Atlanta, Georgia. These new units are expected to be delivered during the first week of June 2021. Additionally, the Company has entered into an agreement to sell a portion of the replaced, prior generation rigs which consume more power and produce a much lower hashrate. CleanSpark anticipates that the exchange will decrease overall energy consumption approximately 1 MW while increasing corresponding production efficiency of the replaced equipment by over 37.5%.

The Company also expects to recognize a significant profit on the sale of the displaced units, most of which were purchased as part of the acquisition of ATL Data Center, LLC in December of 2020.

CleanSpark’s Chief Executive Officer Zach Bradford stated, “This is an additional step in making our mining operation more efficient, which further aligns with our previously stated objective of operating all company-owned facilities at or near carbon neutral. We have publicly disclosed our current energy mix of 95% carbon-free power, at a fixed price of $0.0285 kWh. In the current climate, being sufficiently capitalized to secure and quickly install this additional order of highly sought after S19 Pro 110 TH/s units is a significant accomplishment. The 1 MW that will be made available as a result of the increased efficiency will now be used to power additional S19 units slated for arrival over the coming months. Additionally, because of the market and global increase in bitcoin prices and demand for rigs, we are able to sell our prior-generation, less-efficient models at substantial gains. This transition to the upgraded equipment is expected to increase our hash rate capacity to over 400 PH/s while using the same amount of power that we previously used to generate 330 PH/s. At current difficulty rates this improvement will increase our daily production by an estimated half of a bitcoin per day.”

Parties interested in learning more about CleanSpark products and services are encouraged to inquire by contacting the Company directly at info@cleanspark.com or visiting the Company’s website at www.cleanspark.com.

About CleanSpark:

CleanSpark, Inc., a Nevada corporation, is in the business of providing advanced software, controls, and technology solutions to solve modern energy challenges. CleanSpark has a suite of software solutions that provides end-to-end microgrid energy modeling, energy market communications, and energy management solutions. CleanSpark's offerings consist of intelligent energy monitoring and controls, intelligent microgrid design software, middleware communications protocols for the energy industry, energy system engineering, custom hardware solutions, microgrid installation and implementation services, traditional data center services and software consulting services.

The Company and its subsidiaries also own and operate a fleet of Bitcoin miners at its facility outside of Atlanta, Georgia.

For more information about the Company, please visit the Company's website at https://www.cleanspark.com/investor-relations.

Forward-Looking Statements:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's plans and expectations for expansion of its energy initiatives, deployment of miners, the growth of the facility and other statements regarding the expectations, beliefs, plans, intentions, and strategies of the Company. The Company has tried to identify these forward-looking statements by using words such as "expect," "target," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "will," "plan," "goal" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation: delays in equipment and battery energy storage systems availability and delivery, the successful deployment of energy solutions for residential and commercial applications, the fitness of the Company's energy hardware, software and other solutions for this particular application or market, the expectations of future revenue growth may not be realized, ongoing demand for the Company's software products and related services, the impact of global pandemics (including COVID-19) on the demand for our products and services; and other risks described in the Company's prior press releases and in its filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in the Company's  Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release (including any forward-looking statements contained herein) to reflect events or circumstances after the date hereof.

Contact - Investor Relations:

CleanSpark Inc.

Investor Relations

(801)-244-4405

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